Consent of Independent Registered Public Accounting Firm
The Board of Directors
INTL FCStone Inc.:
We consent to the use of our reports dated December 11, 2018, with respect to the consolidated balance sheets of INTL FCStone Inc. and subsidiaries (“the Company”) as of September 30, 2018 and 2017, the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of cash flows, and consolidated statements of stockholders’ equity for each of the years in the three-year period ended September 30, 2018, and the related notes and financial statement schedule (collectively, “the consolidated financial statements”), and the effectiveness of internal control over financial reporting as of September 30, 2018, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated December 11, 2018, on the effectiveness of internal control over financial reporting as of September 30, 2018, contains an explanatory paragraph that states management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2018 excluded PayCommerce Financial Solutions, LLC, acquired with effect from September 5, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of PayCommerce Financial Solutions, LLC.

/s/ KPMG LLP

Kansas City, Missouri
May 7, 2019